CONSULTING AGREEMENT

This agreement ("Agreement") is made and entered into this 27th day of July 2009, between Lixte Biotechnology Holdings, Inc. (LIXT), a Delaware corporation ("the Company") and Pro-Active Capital group, LLC., a Delaware corporation (the "Consultant").

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Purpose. The Company hereby retains the Consultant on a non-exclusive basis during the term specified to render consulting advice to the Company as the Company may reasonably request upon the terms and conditions as set forth herein.

2.           Term and Compensation. This Agreement shall be effective commencing on the date first written above for a period of twelve (12) months (the "Engagement Period"). The Company agrees to provide to Consultant as full compensation One Hundred Fifty Thousand (150,000) shares of restricted common stock, due upon signing, and three year warrants ("Warrants") to purchase an aggregate of 150,000 shares, with warrants to purchase the number of shares at the per share exercise prices as follows: 50,000 shares $0.75, 50,000 shares at $1.00 and 50,000 shares at $1.25. The Warrants will contain a cashless exercise feature. All compensation shall be unencumbered and non-assessable.

3.           Duties of Consultant. During the term of this Agreement, the Consultant will provide the Company with such regular and customary non-exclusive consulting advice as is reasonably requested by the Company, provided that the Consultant shall not be required to undertake duties not reasonable within the scope of the consulting advisory services contemplated by this Agreement. In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of the Consultant's advice is not measurable in any quantitative manner, and that the Consultant shall not be obligated to spend any specific amount of time doing so. The Consultant's duties may at the direction of the Company include, but not necessarily be limited to on a non-exclusive basis:

•	Provide research coverage by a highly-qualified, industry-recognized analyst, on LIXT, including an initial report and 4 quarterly updates;

•	Establish and develop LIXT's Corporate Social Media presence, and assist in gaining website exposure and coverage on a group of effective and relevant financial blogs and websites;

•	Enhance LIXT's visibility to the institutional, retail brokerage and on-line trading communities

•	Organize, or assist in the organization, of investor "road-shows" or presentations, in coordination with LIXT and any other parties involved in the effort to enhance visibility of LIXT.

•	It is expressly understood that no actual or express authority on behalf of the Company is granted by the Company hereunder to Consultant.

4.           Relationships with others. The Company acknowledges that the Consultant or its affiliates is in the business of providing, among other things, financial advisory service (but not capital raising or market making activities as broadly construed in SEC Release No. 7646) and consulting advice (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict the Consultant in conducting such business with respect to others, or in rendering such advice to others. In connection with the rendering of services hereunder, Consultant has been or will be furnished with confidential information concerning the Company including, but not limited to, financial statements and information, cost and expense date, production data, trade secrets, marketing and customer data, and such other information not generally obtained from public or published information or trade sources. Such information shall be deemed "Confidential Material" and, except as specifically provided herein, shall not be disclosed or used for any purpose by Consultant or its employees without prior written consent of the Company except as expressly provided herein. In the event Consultant is required by applicable law or legal process to disclose any of the Confidential Material, it is agreed that Consultant will deliver to the Company immediate notice of such requirement prior to disclosure of same to permit the Company to seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order or receipt of written waiver, Consultant is nonetheless, by court order, compelled to disclose any Confidential Material, Consultant may do so without liability hereunder provided that notice of such prospective disclosure is delivered to the Company at least five (5) days prior to actual disclosure. Following the termination of this Agreement, Consultant shall deliver to the Company all Confidential Material. Neither party hereto will issue any public announcement concerning this Agreement without the approval of the other party, provided however that nothing shall prevent the Company from fulfilling its obligations to disclose the contents of this Agreement with the U.S. Securities & Exchange Commission (the "SEC").

5.           Consultant's Liability. The Consultant agrees to defend, indemnify, and hold the Company, its officers, directors, employees, advisors, attorneys and Consultants harmless from and shall indemnify the foregoing persons and entities against any and all costs, expenses and liability (including reasonable attorney's fees paid in connection with the investigations and/or the defense of the such entities and persons) which may in any way result from a breach of any representation, warranty or covenant made by Consultant or from any services rendered by the Consultant pursuant to or in any connection with this Agreement.

6.           Expenses. The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable and actual out-of-pocket expenses incurred in connection with services provided to the Company, subject in each case to prior written approval of the Company.

7.           Limitation Upon the Use of Advice and Services.

(a)       No person or entity, other than the Company or any of its subsidiaries or directors or officers of each of the foregoing, shall be entitled to make use of or rely upon the advice of the Consultant to be given hereunder.

(b)       Use of the Consultant's name in annual reports or any other report of the Company or releases by the Company must have the prior approval of the Consultant (which consent shall not be unreasonably withheld) unless the Company is required by law to include Consultant's name in such annual reports, other report or release of the Company, in which event Consultant will be furnished with copies of such annual reports or other reports or releases using Consultant's name in advance of publication by the Company.

8.           Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement. At the sole discretion of the Company, this agreement may be terminated upon a ninety (90) day written notice. If said termination is due to cause or breach of this agreement, thirty (30) days advance written notice will be given by Company to Consultant.

9.           Representations and Warranties of Consultant.

Consultant makes the following representations and warranties to the Company:

(a)           The Consultant shall not make any statements about the Company, in any capacity, without the express prior approval of the Company, unless such statement is clearly marked as an opinion of the Consultant, which the Company has not reviewed and for which the Company bears no responsibility.

(b)           Consultant's activities and operations fully comply with all applicable state and federal securities laws and regulations, and for the period of time that Consultant holds any position in the common stock of the Company, it will promptly disclose to the Company any future alleged change in the status of this representation.

(c)           Consultant understands that, as a result of its services, it may come to possess material non-public information about the Company, and that it has implemented internal control procedures designed to reasonably insure that it, and none of its employees, Consultants, Consultants or affiliates, trade in the securities of client companies while in possession of material non-public information.

10.         Miscellaneous.

(a)       Any notice or other communication between parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed if to the Company, addressed to it at:

Lixte Biotechnology Holdings, Inc.
248 Route 25A, No. 2 East Setauket,
NY 11733 Fax:

if to consultant:

Pro-Active Capital Group, LLC
50 Broad Street, Suite 1437
New York, New York 10004
Fax:(646)315-7080

Such notice or other communication shall be deemed to be given on the date of receipt.

(b)              If the Consultant shall cease to do business, the provisions hereof relating to duties of the Consultant and all compensation to be paid by the Company as it applies to the Consultant shall thereupon terminate and cease to be in effect.

(c)              This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the central subject matter hereof.

(d)              This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

(e)              The validity, interpretation, and construction of this Agreement will be governed by the laws of the State of New York applicable to contracts entered into and performed entirely with said state without regard to the principles of conflict of laws. Notwithstanding anything contained herein to the contrary, nothing contained herein shall prevent either party from initiating a civil action for temporary or permanent injunctive and other equitable relief against the other for breach of this Agreement. The parties expressly consent to the jurisdiction and venue of the Supreme Court of the State of New York, County of New York and the United States District Court for the Southern District of New York for the adjudication of any civil action asserted pursuant to this Paragraph.

(f)              There is no relationship or partnership, agency, employment, franchise, or joint venture between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

(g)             This Agreement and the rights hereunder may not be assigned by either party (except by operation of law or merger) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

(h)              Consultant is not a party to any proceeding or action which would prevent it from performing services pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

PRO-ACTIVE CAPITAL GROUP, LLC.

By:	JEFFREY S. RAMSON
Jeffrey S. Ramson, President

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	JOHN S. KOVACH
Dr. John S. Kovach, M.D., CEO